For Immediate Release: June 8, 2015
Jennifer Nahas
Vice President, Marketing
Griffin Capital Corporation
jnahas@griffincapital.com
Office Phone: 949-270-9332
Cell Phone: 949-433-6860

Griffin Capital Essential Asset REIT II Acquires the American Showa Assembly & Distribution Facility in Columbus, Ohio

El Segundo, Calif. (June 8, 2015) - Griffin Capital Corporation (“Griffin Capital”) announced today, on behalf of Griffin Capital Essential Asset REIT II, Inc. (“GCEAR II” or the “REIT”), the closing of a 304,000 square foot, single-story, Class A, distribution and light assembly facility (the “Property”) in Columbus, Ohio. The Property is leased to American Showa, Inc., a wholly-owned subsidiary of SHOWA Corporation, a publicly-traded, Japan-based manufacturer of high-performance automotive, motorcycle, and outboard suspension systems. The purchase price of the Property was $17.2 million. The seller was a partnership comprised of the Columbus Regional Airport Authority, Capitol Square, Ltd., and Duke Realty Corporation, which was represented by CBRE.
The Property was constructed in 2014 as a build-to-suit for American Showa, Inc., which consolidated its imported components distribution operations from three separate facilities within Ohio, and serves as its sole distribution facility servicing clients throughout the United States, Canada and Mexico.
Commenting on the acquisition, Shawn Carstens, Griffin Capital’s Vice President of Acquisitions, said, “This was an excellent opportunity for GCEAR II to acquire an institutional-quality, essential asset and we are delighted to add it to our growing portfolio.”

Don Pescara, Griffin Capital's Managing Director of Acquisitions added, “This asset provides increased geographic diversity to the portfolio, and the investment is consistent with our strategy of receiving stable cash flow from creditworthy tenants with long-dated leases.”

About Griffin Capital Essential Asset REIT II and Griffin Capital Corporation
Griffin Capital Essential Asset REIT II, Inc. is a publicly registered non-traded REIT with a portfolio that currently includes 7 office properties totaling approximately 1.3 million rentable square feet and total capitalization of approximately $241 million. The REIT’s sponsor is Griffin Capital Corporation (“Griffin Capital”), a privately-owned investment and management company headquartered in Los Angeles. Led by senior executives with more than two decades of real estate experience collectively encompassing over $20 billion of transaction value and more than 650 transactions, Griffin Capital and its affiliates have acquired or constructed approximately 36 million square feet of space since 1995. Griffin Capital and its affiliates manage, sponsor and/or co-sponsor a portfolio consisting of approximately 21 million square feet of space, located in 27 states, representing approximately $3.5 billion in asset value. Additional information about Griffin Capital is available at www.griffincapital.com.

This press release may contain certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements can generally be identified by our use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “anticipate,” “estimate,” “believe,” “continue,” or other similar words. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from the expectations, intentions, beliefs, plans or predictions of the future expressed or implied by such forward-looking statements. These risks, uncertainties and contingencies include, but are not limited to: uncertainties relating to changes in general economic and real estate conditions; uncertainties relating to the implementation of our real estate investment strategy; uncertainties relating to financing availability and capital proceeds; uncertainties relating to the closing of property acquisitions; uncertainties relating to the public offering of our common stock; uncertainties related to the timing and availability of distributions; and other risk factors as outlined in the REIT’s prospectus, as amended from time to time. This is neither an offer nor a solicitation to purchase securities.

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